Exhibit 10.1

PURCHASE AND SALE AGREEMENT

Between

BRIDGFORD FOOD PROCESSING CORPORATION,

a California corporation

(as “Seller”)

and

CRG ACQUISITION, LLC,

a Missouri limited liability company

(as “Purchaser”)

Dated: March 16, 2020

Relating to:

The Purchase and Sale of Certain Improved Property

located at 170 N. Green Street, Chicago, Illinois 60607

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into effective as of March 16, 2020 (the “Effective Date”), by and between BRIDGFORD FOOD PROCESSING CORPORATION, a California corporation (“Seller”), and CRG ACQUISITION, LLC, a Missouri limited liability company, and its successors and assigns (“Purchaser”).

WITNESSETH:

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Property (as hereinafter defined).

AGREEMENT:

NOW, THEREFORE, for and in consideration of the Purchase Price (as hereinafter defined) and the mutual promises, representations, warranties, agreements, covenants and conditions set forth below and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Agreement to Sell and Purchase. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, for the Purchase Price (hereinafter defined) and upon and subject to the terms and conditions hereinafter set forth, all of the following described property (collectively, the “Property”):

(a) That certain tract or parcel of land owned by Seller commonly known as 170 N. Green Street, Chicago, Illinois, and being more particularly described on Exhibit A attached hereto (the “Land”);

(b) The four-story industrial food processing building consisting of approximately 156,000 square feet situated on the Land and all other improvements and fixtures, including, without limitation, all parking areas, docks and related facilities, situated on the Land (collectively, the “Improvements”);

(c) All of the rights and appurtenances pertaining to the Land, including all right, title and interest of Seller in and to adjacent streets, easements and rights-of-way, if any;

(d) All of Seller’s rights relating to the ownership of or use and operation of the Land, and all governmental licenses and permits, including without limitation certificates of occupancy associated with the Land (collectively, the “Intangible Property”); and

(e) To the extent assignable, all of Seller’s right, title and interest in and to all assignable contracts and agreements (collectively, the “Service Contracts”) relating to the upkeep, repair, maintenance or operation of the Land and Improvements and which Purchaser elects to assume pursuant to Section 2.3 hereof and which will extend beyond the Closing Date (as hereinafter defined), including, without limitation, all assignable equipment leases.

2

1.2 Excluded Property. For the avoidance of doubt, the Property shall not include the following (collectively, the “Excluded Property”):

(a) The furniture, furnishings, appliances, equipment, machinery, and other items of tangible personal property now owned or hereafter acquired by Seller and located at the Property (the “Personal Property”). Seller and Purchaser acknowledge and agree that (i) Seller shall be entitled to leave such items of Personal Property listed and described on Schedule 1.2(a) attached hereto at the Property following the Closing, and (ii) Seller shall remove or cause to be removed from the Property at or prior to Closing those items of Personal Property not listed on Schedule 1.2(a); provided, however, Seller shall be entitled, in its sole and absolute discretion, to remove or cause to be removed from the Property at or prior to Closing those items of Personal Property listed on Schedule 1.2(a). Personal Property not removed by the Seller at or prior to Closing shall be treated as “abandoned”;

(b) any ownership of or right to use the following: any trademarks, logos, trade colors, service marks and trade names used by Seller in connection with the business operated at the Property, including, without limitation, the name “Bridgford” and its associated logo and any derivations thereof (collectively, the “Excluded Marks”) and any advertising, promotional and similar materials, websites and internet domains which contain the Excluded Marks, it being understood that Seller may, in its sole and exclusive discretion, remove the Excluded Marks from the Property, or otherwise mask the Excluded Marks prior to Closing, failing which, Purchaser shall have no obligation to remove or otherwise mask the Excluded Marks;

(c) that certain water tower located on the roof of the Improvements and containing certain Excluded Marks, it being understood that Seller may, in its sole and exclusive discretion, remove such water tower (or portions thereof) from the Property prior to Closing;

(d) Any books, records, files or data of Seller that do not relate to the Property, including (i) Seller’s company books and records and historical financial statements and tax records; (ii) all (a) corporate minute books and stock registers of Seller, (b) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller or any of its affiliates in connection with the sale of the Property, and (c) communications between Seller or any of its affiliates and their respective attorneys; and (iii) any leases or Service Contracts, including all information relating thereto, that were terminated prior to Closing (collectively, the “Excluded Documents”);

(e) Any of Seller’s rights under this Agreement, or any other agreements, instruments or documents executed by or delivered to Seller in connection with this Agreement and the transaction contemplated by this Agreement;

(f) The rights of Seller to any refund of unearned insurance premiums paid in respect to the Property that relate to periods prior to the Closing Date, which right shall survive Closing;

(g) Any Service Contracts to the extent not assumed by Purchaser at Closing; and

3

(h) Any confidential, proprietary or privileged materials regarding the Property, or any forward-looking budgets, reports or memoranda prepared solely for the internal use or for the information of the investors in, or parties related to, Seller.

1.3 Purchase Price. The purchase price (the “Purchase Price”) to be paid for the Property shall be Sixty Million and 00/100 Dollars ($60,000,000.00), payable in cash or immediately available wire transferred funds at the Closing (as hereinafter defined), subject to the closing adjustments and prorations described herein.

1.4 Earnest Money. Within three (3) business days after the Effective Date of this Agreement, Purchaser shall deposit the sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Initial Earnest Money”) in escrow with Chicago Title Insurance Company, 10 South LaSalle Street, Suite 3100, Chicago, IL, Attention: Kathy McCoy (the “Title Company”), in its capacity as escrowee. Upon expiration of the Inspection Period, provided that Purchaser has not terminated this Agreement pursuant to Section 2.2(b) hereof or as otherwise provided herein, Purchaser shall deposit the sum of Four Hundred Thousand and 00/100 Dollars ($400,000.00) (the “Additional Earnest Money”; the Additional Earnest Money together with the Initial Earnest Money, and any Extension Deposit (if and to the extent made pursuant to Section 2.4 hereof), being hereinafter referred to, collectively, as the “Earnest Money”) in escrow with the Title Company. Except as otherwise provided in this Agreement, the Earnest Money shall become non-refundable in the amounts and upon the dates as specified in the schedule provided in Section 2.4(b) hereof; provided, however, that the Earnest Money shall be fully refundable to Purchaser in the event Purchaser exercises any of its rights to terminate this Agreement in accordance with the terms and conditions of this Agreement. The Earnest Money shall be invested in an interest bearing account or other investment medium reasonably acceptable to Purchaser, and held in escrow and disbursed by the Title Company strictly in accordance with the terms and provisions of a joint order escrow agreement in such form provided by the Title Company and reasonably agreed to by Seller and Purchaser. All interest accrued on the Earnest Money shall be deemed to be part of the Earnest Money. For the avoidance of doubt, except as otherwise provided in this Agreement, the Earnest Money is non-refundable to Purchaser but shall be applicable against the Purchase Price at Closing.

ARTICLE II

TITLE COMMITMENT AND SURVEY;

INSPECTION PERIOD; ZONING PERIOD

2.1 Title Commitment and Survey.

(a) Within five (5) days after the Effective Date, Seller shall deliver to Purchaser a commitment for an Owner’s Policy of Title Insurance issued by the Title Company (the “Commitment”). The Commitment shall include copies of all documents listed on Schedule B thereof or otherwise noted thereon as exceptions to title, including without limitation, any recorded environmental liens or recorded activity or use restrictions (collectively, the “Underlying Title Documents”). Purchaser shall have the right to obtain a survey of the Property to 2016 ALTA/NSPS survey standards, or to have the existing survey provided by the Seller updated to reflect the current state of the Property, in which case Seller agrees to reasonably cooperate (at no material cost or expense to Seller) with Purchaser to accomplish such survey update, and in either event such survey shall be certified to Seller, Purchaser, the Title Company and such other Person(s) as Purchaser may direct in writing (the “Survey”).

4

(b) During the period beginning upon the date of Purchaser’s receipt of the Commitment until the date that is ten (10) days prior to the expiration of the Inspection Period (the “Title Review Period”), Purchaser shall give Seller written notice of any objections to the condition of title or survey matters as set forth in the Commitment and the Survey (collectively, the “Objected Items”). In the event Purchaser fails to give a written notice to Seller of the Objected Items within the Title Review Period, Purchaser shall be deemed to have waived any objections to title and to have accepted the condition of title as reflected by the Commitment and Survey. Without the necessity of objection by Purchaser, Seller must discharge, at or prior to Closing: (i) all mortgages, deeds of trust, security agreements and financing statements recorded or filed against the Property, (ii) any involuntary or non-consensual mechanic’s liens for a definite and ascertainable amount, in the aggregate, not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), (iii) any mechanic’s liens created by, through or under Seller, and (iv) any encumbrances voluntarily created after the Effective Date by Seller without Purchaser’s prior consent in breach of this Agreement (collectively, the “Mandatory Cure Items”). In the event Purchaser gives a written notice to Seller of the Objected Items within the Title Review Period (“Purchaser’s Title Objection Notice”), Seller shall, within five (5) days after receipt of Purchaser’s Title Objection Notice (the “Title Response Period”) give written notice to Purchaser (“Seller’s Title Response Notice”) stating, with respect to each of the Objected Items, either: (x) that Seller shall have such Objected Item removed from the Commitment, have such Objected Item with respect to a matter or defect unacceptable to Purchaser shown on the Survey removed from the Survey or have the Title Company commit to insure or provide indemnification, subject to Purchaser’s approval in its reasonable discretion, at Seller’s expense, against loss or damage that may be occasioned by such Objected Item, on or before the Closing Date; provided that Seller may extend the original Closing Date for such period as shall be required to effect such cure, but not beyond thirty (30) days; or (y) that Seller elects not to take any such curative measures as set forth in the foregoing subsection (x). To the extent an Objected Item is a Permitted Exception, or if Seller fails to timely deliver the Response Notice to Purchaser on or before the Title Response Date, Seller shall be deemed to have elected to proceed with subsection (y) of the immediately preceding sentence with respect to any Objected Items, except with respect to a Mandatory Cure Item. In the event Seller’s Title Response Notice, delivered prior to the expiration of the Title Response Period, provides that Seller is unwilling or unable to cure the Objected Items (or Seller is deemed to have elected not to take an curative measures), Purchaser shall have the right to either (x) accept title in its current condition (except for Mandatory Cure Items) without any adjustment in the Purchase Price, in which event Purchaser’s objections shall be deemed to have been waived for all purposes, or (y) terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser, and the parties hereto shall have no obligations hereunder except for those obligations that expressly survive such termination. Failure of Purchaser to send written notice of the election available to it pursuant to the immediately preceding sentence within five (5) days after the receipt by Purchaser of Seller’s Title Response Notice (or Seller’s deemed election not to take any curative measures following the expiration of the Title Response Period) shall be deemed an election by Purchaser to accept title in its current condition.

5

(c) For purposes of this Agreement, “Permitted Exceptions” shall mean: (i) all title exceptions listed on the Commitment and matters shown on the Survey not timely objected to by Purchaser and any items or exceptions to title or survey matters that are accepted or waived by Purchaser or deemed to have been accepted or waived by Purchaser in accordance with this Section 2.1; (ii) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date subject to adjustment as herein provided; (iii) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; and (iv) matters that have arisen as a result of acts done or suffered by or through Purchaser.

(d) If at any time prior to Closing, Seller becomes aware of a title defect or survey matter that is not a Permitted Exception and that was not disclosed in the Commitment or Survey, Seller shall immediately notify Purchaser of such title defect or survey matter and Purchaser shall have the right to object to the same by delivering to Seller written notice of such additional title defect or survey matter and the same procedures set forth in this Section 2.1 shall be applicable to such additional items. If at any time prior to Closing, Purchaser becomes aware of a title defect or survey matter that is not a Permitted Exception and that was not disclosed in the Commitment or Survey, and which would otherwise qualify for an objection notice under this Section 2.1, Purchaser shall have the right to object to the same by delivering to Seller written notice of such additional title defect or survey matter and the same procedures set forth in this Section 2.1 shall be applicable to such additional items.

2.2 Review and Inspection by Purchaser.

(a) Prior to the Effective Date, Seller has begun to make certain documents and information related to the Property available to Purchaser and, within three (3) business days after the date of this Agreement, Seller shall deliver or make available to Purchaser the documents and information described on Schedule 2.2(a) attached hereto (collectively, the “Due Diligence Deliveries”), to the extent in the possession or reasonable control of Seller’s designated representative, Richard Bridgford, being a resident of Chicago, Illinois, thirty-two (32) years of age as of the Effective Date (the “Designated Representative”). The Due Diligence Deliveries so delivered shall include all relevant or pertinent documents related to the environmental condition of the Property in Seller’s possession as of the Effective Date. Purchaser shall have the right, accompanied by the Designated Representative, or another representative of Seller, and using best efforts to prevent any disruption of the current operations at the Property, during the period from the Effective Date through 6:00 P.M. CST on the date that is forty-five (45) days after the Effective Date (“Inspection Period”) to inspect the Property, the Due Diligence Deliveries and all other documents reasonably requested by Purchaser and in the possession or reasonable control of the Designated Representative relating to the Property at such place or places as such books, records and documents (exclusive of the Excluded Documents) are maintained, and to conduct such tests and studies (including, without limitation, soil, environmental and other physical condition tests, appraisals, zoning analysis, and economic feasibility studies) as Purchaser may deem reasonably necessary or appropriate in order to determine if the Property is in satisfactory condition and is suitable for Purchaser’s purposes; provided, however Purchaser must provide no less than three (3) days’ prior written notice to Seller of its intent to inspect and/or conduct any tests or studies at the Property and must receive Seller’s written consent prior to conducting any such inspections, tests or studies, which consent shall not be unreasonably withheld or delayed, and Seller shall have the right to designate reasonable times of day for such inspections and tests. Prior to commencing any such tests, studies and investigations, Purchaser shall maintain and shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance with a limit of not less than $2,000,000 insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder. The costs and expenses of such inspections, tests and studies shall be borne solely by Purchaser. Purchaser shall defend, indemnify and hold Seller and Seller’s respective officers, directors, shareholders, partners, members, managers, owners, agents and employees (collectively, the “Seller Indemnified Parties”) harmless from and against any and all liabilities, claims, demands, actions, losses, costs, expenses or damages suffered or incurred by or against any of the Seller Indemnified Parties directly resulting from or arising out of, Purchaser’s reviews, interviews, investigations, tests, studies and inspections of the Property, whether conducted prior to, as of or subsequent to the Effective Date (collectively, “Claims”). Notwithstanding anything to the contrary in this Agreement, such obligation to indemnify the Seller Indemnified Parties shall (x) be limited to Claims regarding: (i) personal injury or death, (ii) physical damage to the Property, and (iii) unreasonable interference with Seller’s business operations at the Property, and (y) survive Closing or any termination of this Agreement.

6

(b) If Purchaser is not satisfied with the results of its inspections, tests and studies of the Property, or its review of the information described in this Section 2.2, or any other aspect of the Property for any reason whatsoever or for no reason, in its sole discretion, Purchaser shall have the right to terminate this Agreement by delivering to Seller written notice of its election to terminate this Agreement under this Section 2.2 (the “Notice to Terminate”) prior to the end of the Inspection Period. If this Agreement is so terminated, the Earnest Money and all accrued interest thereon shall be returned to Purchaser immediately thereafter and neither party shall have any further liability or obligation to the other except for those obligations and liabilities that expressly survive the termination of this Agreement (including the indemnification obligation set forth in this Section 2.2). If Purchaser fails to deliver the Notice to Terminate prior to the end of the Inspection Period, Purchaser’s right to terminate this Agreement under this Section 2.2 shall expire, Purchaser shall deposit the Additional Earnest Money with the Title Company pursuant to Section 1.4 hereof, and the Earnest Money shall become non-refundable in the amounts and upon the dates as specified in the schedule provided in Section 2.4(b) hereof.

2.3 Service Contracts. On or before the end of the Inspection Period, Purchaser shall advise Seller in writing which Service Contracts Purchaser elects to assume at Closing, and which Service Contracts Purchaser elects to have terminated at or prior to Closing. Purchaser shall take title to the Property subject to any Service Contract which Purchaser elects to assume in writing prior to the end of the Inspection Period, and Purchaser shall expressly assume all obligations thereunder for the period from and after the Closing Date. Purchaser shall be deemed to have elected to terminate any Service Contract at Closing for which Purchaser fails to deliver written notice to Seller prior to the end of the Inspection Period of its election to so terminate such Service Contract.

2.4 Zoning Period; Treatment of Earnest Money during Zoning Period.

(a) Seller and Purchaser acknowledge that Purchaser proposes to design, entitle, and construct a mixed commercial and residential use project on the Property (the “Project”) pursuant to certain commercially reasonable plans and specifications for the Project developed by or on behalf of Purchaser (the “Development Plans”). Purchaser’s obligation to consummate the transactions contemplated under this Agreement is expressly contingent upon Purchaser obtaining, using commercially reasonable and diligent efforts, such zoning and other governmental approvals necessary for the construction and development of the Project in accordance with the Development Plans (the “Approvals”) on or prior to the date that is six (6) months from and after the expiration of the Inspection Period (the “Zoning Period”). Notwithstanding the foregoing, Purchaser shall have the right to extend the Zoning Period for purposes of obtaining the Approvals up to three (3) times by up to thirty (30) calendar days for each such extension (each, an “Extension Option”), provided that (x) Purchaser delivers written notice to Seller of its exercise of an Extension Option not less than one (1) business day prior to the then applicable expiration of the Zoning Period and (y) so long as the NFR Letter described in Section 3.5 has been obtained, within one (1) business day following delivery of any such extension notice, Purchaser delivers to Seller by bank wire of immediately available funds the sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (each, an “Extension Deposit”). Seller shall reasonably cooperate with Purchaser in Purchaser’s efforts to obtain the Approvals without cost or expense to Seller. Without limiting the generality of the foregoing, Seller shall sign any and all documents required or necessary to timely complete the Approvals, which will not impose any new or additional liability on Seller. If Purchaser does not obtain such Approvals on or prior to the expiration of the Zoning Period (as the same may be extended in accordance with this Section 2.4(a)), Purchaser shall have the right, at its sole option, to terminate this Agreement by written notice to Seller prior to the expiration of the Zoning Period, and this Agreement shall thereupon terminate in which event the Earnest Money and interest earned thereon, if any, shall be retained by Seller to the extent released to Seller pursuant to Section 2.4(b), and released to Purchaser to the extent then held by the Title Company, as escrowee, and neither Seller nor Purchaser shall have any further obligation or liability under this Agreement (except for obligations that are expressly intended to survive the termination of this Agreement). If this Agreement is not so terminated pursuant to the foregoing sentence, the zoning contingency set forth in this Section 2.4(a) shall be deemed waived by Purchaser and Purchaser shall be obligated to close this transaction as provided in this Agreement. Purchaser will pay any and all fees and costs to obtain the Approvals.

7

(b) Except in the event Purchaser timely exercises its right to terminate this Agreement in accordance with the terms and conditions of this Agreement, on the first day after the expiration of the Inspection Period and subsequently on the monthly anniversary of such date, a certain portion of the Earnest Money shall be released to Seller by wire transfer pursuant to wiring instructions provided to the Title Company by Seller, but applicable towards the Purchase Price at Closing, in accordance with the following schedule:

MONTH	APPLICABLE PORTION OF EARNEST MONEY
1	$150,000
2	$150,000
3	$150,000
4	$150,000
5	$150,000
6	$150,000
TOTAL:	$900,000

For the avoidance of doubt, upon expiration of the Zoning Period (assuming no Extension Options are exercised by Purchaser), the entirety of the Initial Earnest Money and the Additional Earnest Money shall be released to Seller, but applicable to the Purchase Price at Closing, unless otherwise expressly provided in this Agreement, including but not limited to events of Seller defaults (after the expiration of any applicable notice and cure periods). The balance of the Purchase Price shall be paid by Purchaser at Closing in accordance with the applicable terms of this Agreement. At Closing, Purchaser shall receive a credit against the Purchase Price for any portion of the Earnest Money in Seller’s possession as of the Closing Date. Notwithstanding the foregoing, in the event Purchaser timely exercises its right to terminate this Agreement in accordance with Section 3.5 due to Seller’s inability to timely obtain the NFR Letter (as defined in Section 3.5), any portion of the Earnest Money then held by Seller at such time as Purchaser timely exercises its termination right under Section 3.5 shall be promptly returned to Purchaser, and Purchaser shall be entitled to be reimbursed for its actual out-of-pocket pursuit costs in accordance with Section 3.5.

(c) Notwithstanding anything contained in this Agreement to the contrary, in the event Purchaser terminates this Agreement in accordance with the rights hereunder, Purchaser agrees that Seller shall be entitled to the benefit of any Approvals obtained by Purchaser prior to such termination, and Purchaser further agrees to provide correct and complete copies to the Seller of the Development Plans, and any related drawings, elevations, studies, reports, data, findings and information in any form prepared, assembled, produced or provided to Purchaser by the architects, planners, contractors, service providers, engineers and any third party consultant (collectively, the “Work Product Providers”) in connection with the Project and the development and construction thereof. Seller acknowledges that Purchaser shall provide copies of the documents referenced in the preceding sentence without any assignments, representations, or warranties from Purchaser relating thereto. Notwithstanding the foregoing, in the event Purchaser terminates this Agreement, Purchaser shall take commercially reasonable steps to assist with, at no cost or expense to Purchaser, and shall cooperate with Seller in order to facilitate Seller engaging the services of the Work Product Providers related to the Property.

8

ARTICLE III

REPRESENTATIONS, WARRANTIES, COVENANTS,

AND AGREEMENTS OF SELLER AND PURCHASER

3.1 Representations and Warranties of Seller. To induce Purchaser to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, except where specific reference is made to another date or dates, in which case the other date or dates will apply, that:

(a)	Seller has been duly formed, validly exists and is in good standing in the State of California, is authorized to do business in Illinois, and has the full right, power, and authority to sell and convey the Property as provided in this Agreement and to carry out Seller’s obligations hereunder, without the joinder of any other person or entity, and all requisite action necessary to authorize Seller to enter into this Agreement and to carry out its obligations hereunder has been or by the Closing will have been taken. Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order or judgment.

(b)	Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c)	Seller is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof. Seller and, to Seller’s knowledge, each Person owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; and (ii) not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; and (iii) not an Embargoed Person. To Seller’s knowledge, (i) none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (ii) no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly).

(d)	Seller is not a party to any, and has not received any written notice of a pending or threatened, litigation, arbitration or administrative proceeding, including, without limitation, condemnation or similar proceedings, which affects or impairs, in any material way, Seller’s title to the Property or Seller’s ability to perform its obligations under this Agreement, or which otherwise affects or relates to Seller’s ownership, use or possession of the Property;

9

(e)	The Agreement is, and all other closing documents to be executed and delivered by Seller will be on the Closing Date, valid and binding obligations of Seller.

(f)	Seller has not received any written notice of alleged property damage, bodily injury, or violation of or liability under any law or legal requirements from any governmental authority or other third party with respect to the Property which has not heretofore been cured. Seller has not received any notice from any governmental authority regarding the possibility of a special assessment of any kind (special, bond or otherwise) being levied against the Property, or any portion thereof, except to the extent such special assessment has already been levied or is currently being levied.

(g)	There are no tenants or occupants of the Property as of the Effective Date.

(h)	Other than the Service Contracts, or as may be set forth in the Title Commitment, there are no contracts, equipment leases, agreements or commitments, written or oral, affecting the Property which would be binding on Purchaser or which would run with the Land. Seller has received no written notice from any party of any breach, default or failure to perform under any Service Contracts that has not heretofore been cured and Seller has not sent any written notice of any breach, default or failure to perform under any Service Contracts.

(i)	Seller has no property manager, service provider at the Property, or other employees which Purchaser shall be obligated to employ following the Closing.

(j)	Seller has not entered into any leases affecting the Property or any written agreements pursuant to which Seller has granted any rights of first refusal to purchase all or any part of the Property, options to purchase all or any part of the Property or similar rights with respect to the Property whereby any individual or entity has the right to purchase all or any part of the Property which has not been waived as of the date hereof, and no such agreements or rights currently exist. Seller has not previously assigned, transferred or encumbered in any manner any development rights applicable to the Property, except as pledged to any lenders of Seller, which pledges have already been released or shall be released at Closing.

(k)	To Seller’s knowledge, the Due Diligence Deliveries delivered or to be delivered to Purchaser in accordance with Section 2.2(a) hereof are true and correct in all material respects.

For purposes of this Section 3.1, “knowledge” shall mean the actual current knowledge of Richard Bridgford of Seller, having the title of Vice President, Industrial Relations and Safety, and being a resident of Chicago, Illinois of thirty-two (32) years of age as of the Effective Date, without duty of inquiry or investigation of any other person or entity.

10

EXCEPT FOR THE EXPRESS REPRESENTATIONS CONTAINED HEREIN, PURCHASER ACKNOWLEDGES THAT SELLER IS SELLING, AND PURCHASER SHALL ACCEPT, THE PROPERTY IN AN “AS IS, WHERE IS, WITH ALL FAULTS” CONDITION WITHOUT RELYING UPON ANY REPRESENTATION OR WARRANTY RELATING TO THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ITS PHYSICAL CONDITION, ITS SUITABILITY FOR ANY PARTICULAR PURPOSE, ITS COMPLIANCE WITH LAWS [INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, OR THE ABSENCE OF HAZARDOUS MATERIALS THEREUPON]), WHATSOEVER BY SELLER, ITS AGENTS, BROKERS, ATTORNEYS, EMPLOYEES OR INDEPENDENT CONTRACTORS, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY RELATING TO THE FINANCIAL ASPECTS OF THE PROPERTY, WITH THE EXCEPTION OF THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION DELIVERED OR MADE AVAILABLE BY SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY.

PURCHASER ACKNOWLEDGES THAT IT IS A SOPHISTICATED REAL ESTATE PURCHASER WHO HAS HERETOFORE HAD AND/OR SHALL DURING THE INSPECTION PERIOD HAVE OPEN ACCESS TO, AND SUFFICIENT TIME TO REVIEW, ALL INFORMATION, DOCUMENTS, AGREEMENTS, STUDIES AND TESTS RELATING TO THE PROPERTY THAT PURCHASER DEEMED OR DEEMS NECESSARY TO REVIEW IN ITS SOLE DISCRETION, AND HAS OR HEREAFTER SHALL HAVE CONDUCTED A COMPLETE AND THOROUGH INSPECTION, ANALYSIS AND EVALUATION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL TESTING AND THE CONDITION OF THE IMPROVEMENTS. PURCHASER HEREBY RELEASES SELLER, ITS CONSTITUENT OWNERS, OFFICERS, DIRECTORS, AND THEIR RESPECTIVE AGENTS AND EMPLOYEES, FROM ANY AND ALL LIABILITY, RESPONSIBILITY, CLAIMS, DAMAGES, LOSSES AND EXPENSES ARISING OUT OF OR RELATED TO THE CONDITION OF THE PROPERTY OR ITS SUITABILITY FOR ANY PURPOSE, EXCEPT FOR ANY LIABILITY OF SELLER EXPRESSLY SET FORTH HEREIN; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE DOES NOT APPLY TO CLAIMS, DAMAGES, LOSSES AND/OR EXPENSES ARISING DUE TO BREACHES OF REPRESENTATIONS EXPRESSLY SET FORTH HEREIN AND IN ANY OF THE CLOSING DOCUMENTS.

11

EFFECTIVE AS OF THE CLOSING, PURCHASER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITY IN CONNECTION WITH ANY CLAIMS THAT PURCHASER MAY HAVE AGAINST SELLER RELATING DIRECTLY OR INDIRECTLY TO THE EXISTENCE OF HAZARDOUS MATERIALS ON, OR ENVIRONMENTAL CONDITIONS OF, THE PROPERTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL THE FOREGOING RELEASE INCLUDE ANY CLAIMS ARISING OUT OF THE BREACH OF SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES HEREUNDER OR IN THE CLOSING DOCUMENTS. As used herein, the term “HAZARDOUS MATERIALS” means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. §2601 et seq.; The Hazardous Materials Transportation Act, 49 U.S.C. §1802; the Resource Conservation and Recovery Act, 42 U.S.C. §9601. et seq.; the Clean Water Act, 33 U.S.C. §1251; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively, “Environmental Laws”); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos. Purchaser acknowledges that having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges that the information provided with respect to the Property was obtained from a variety of sources, and that Seller (x) has not made any independent investigation or verification of such information and (y) makes no representations as to the accuracy or completeness of such information, except as provided herein.

PURCHASER HAS UNDERTAKEN OR HEREAFTER SHALL UNDERTAKE SUCH INVESTIGATION AS PURCHASER DEEMED OR DEEMS NECESSARY TO MAKE PURCHASER FULLY AWARE OF THE CONDITION OF THE PROPERTY AS WELL AS ALL FACTS, CIRCUMSTANCES AND INFORMATION WHICH MAY AFFECT THE USE AND OPERATION OF THE PROPERTY, AND PURCHASER COVENANTS AND WARRANTS TO SELLER THAT PURCHASER HAS RELIED AND SHALL RELY, EXCEPT TO THE EXTENT OF SELLER’S EXPRESS REPRESENTATIONS CONTAINED HEREIN AND IN ANY OF THE CLOSING DOCUMENTS SOLELY ON PURCHASER’S OWN DUE DILIGENCE INVESTIGATION IN DETERMINING TO PURCHASE THE PROPERTY. THE PROVISIONS OF THIS SECTION 3.1 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT AND SHALL BE INCORPORATED INTO THE CLOSING DOCUMENTS TO BE DELIVERED AT CLOSING.

12

3.2 Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Date, except where specific reference is made to another date or dates, in which case the other date or dates will apply, that:

(a)	Purchaser has the full right, power, and authority to purchase and acquire the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, without the joinder of any other person or entity, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder has been or by the Closing will have been taken.

(b)	Neither the execution of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default, or result in a termination of any agreement or instrument to which Purchaser is a party; (ii) violate any restriction to which Purchaser is subject; or (iii) constitute a violation of any existing federal, state or local law, ordinance, rule, regulation or order of which Purchaser is aware.

(c)	The Agreement is, and all other closing documents to be executed and delivered by Purchaser will be on the Closing Date, valid and binding obligations of Purchaser.

(d)	Purchaser is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Missouri.

3.3 Survival of Representations and Warranties; Updates to Representations and Warranties.

(a)	All representations and warranties of Seller and Purchaser set forth in Sections 3.1 and 3.2 hereof shall survive the Closing for a period of nine (9) months thereafter (that is, written notice of any claim under any representation or warranty by Purchaser must be given to Seller within nine (9) months of the Closing Date) (the “Survival Period”). After Closing, the aggregate liability of Seller for the breach of any of its covenants, representations or warranties under this Agreement shall not exceed the amount of one and one-half percent (1.5%) of the Purchase Price; provided, however, that Seller’s liability shall not be limited with respect to its obligations under Section 7.2 hereof. Further, Purchaser shall have no recourse against Seller to enforce or seek damages for, any breach of representations and warranties unless the total damage resulting from such breaches, in the aggregate, exceeds Seventy Five Thousand and No/100 Dollars ($75,000.00), subject in any event to the other terms, conditions and limitations set forth in this Agreement.

13

(b)	Seller shall have the right to amend or supplement the representations and warranties set forth herein, to the extent any such representation or warranty becomes untrue or inaccurate during the pendency of this Agreement, (i) to reflect changes in facts, circumstances or conditions that occur after the Effective Date and (ii) for any other changes reasonably approved in writing by Purchaser. Seller shall bear no liability for such matters described in clauses (i) or (ii) of the preceding sentence if such untruth or inaccuracy of any Seller representations and warranties contained herein meets each of the following conditions: (a) is not the result of Seller’s breach of any express covenant set forth in this Agreement, (b) was actually unknown to Seller as of the Effective Date, (c) was not caused by the intentional or fraudulent actions after the Effective Date by Seller and/or any of its affiliates, and (d) Seller discloses the same to Purchaser in writing within five (5) business days of obtaining actual knowledge thereof. Notwithstanding anything contained herein to the contrary, if Purchaser proceeds to complete the purchase of the Property with knowledge that any of the representations and warranties of Seller are untrue, Purchaser shall be deemed to have waived such matter. Notwithstanding anything contained in this Agreement to the contrary, if prior to Closing, any Seller discloses to Purchaser in writing or Purchaser discovers or obtains actual knowledge that any fact or circumstance exists which would cause any representation or warranty of any Seller contained in this Agreement to be, or to become as of the Closing Date, not true and correct in all material respects, then Purchaser shall promptly give Sellers written notice of its objection thereto. In such event, Seller may elect to postpone the Closing for up to thirty (30) days and attempt to cure such objection. If Seller is unable to cure such objection within the thirty (30) day period to Purchaser’s satisfaction, in its reasonable discretion, Purchaser shall have the right to terminate this Agreement and the Earnest Money shall be refunded to Purchaser in full.

3.4 Operations Pending Closing. From the Effective Date through the Closing Date (or earlier termination of this Agreement), Seller agrees as follows:

(a)	Seller may, in its sole discretion, continue all normal business operations at the Property through Closing and during such period will maintain the Property as necessary to enable such operations. Purchaser acknowledges that Seller may determine to cease all operations and maintenance and move or dispose of any Personal Property located at the Property, in its sole and exclusive discretion, and Seller shall have no obligation to restore or repair any portion of the Property affected by such removal. Notwithstanding anything herein to the contrary, Seller shall have vacated the Property at or prior to Closing and shall deliver possession of the Property to Purchaser at Closing in such a condition that complies with this Agreement (including Section 1.2(a) above) and all applicable federal, state, and local laws pertaining thereto.

(b)	Seller will keep in full force and effect all existing fire, casualty, liability and extended coverage and other insurance policies which are presently in effect for the Property, or any portion of the Property; excluding, however, such policies that are no longer necessary upon cessation of business operations at the Property.

(c)	Seller shall give Purchaser prompt notice of the institution of any litigation of which it becomes aware prior to the Closing Date involving Seller or the Property.

(d)	Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.

14

3.5 Remediation; NFR Letter.

(a) Prior to the Effective Date, Seller engaged its environmental consultant, Stantec Consulting Services Inc. (the “Environmental Consultant”) to complete Phase I and Phase II Environmental Site Assessments (the “ESAs”) of the Land. The ESAs confirmed the existence of certain soil impacted by mercury, semi-volatile organic compounds and metals located within an estimated five feet by five feet by four feet deep (totaling approximately four cubic yards) portion the Land (the “Existing Contamination”). Seller has submitted, or shall submit promptly following the Effective Date, once required reports are available from the Environmental Consultant, the Property to the Illinois Environmental Protection Agency Voluntary Site Remediation Program as set forth in Title XVII of the Illinois Environmental Protection Act, 415 ILCS 5/58 et seq., and the regulations promulgated thereunder (collectively the “SRP”) and shall, at Seller’s cost and expense, conduct such remediation of the Existing Contamination (the “Remediation”) necessary to obtain a comprehensive “No Further Remediation” letter in form and substance as may be reasonably acceptable to Seller and Purchaser (the “NFR Letter”) from the Illinois Environmental Protection Agency (the “IEPA”). If required by the IEPA, Seller shall also, at its expense, record the NFR Letter and submit the recorded NFR Letter to IEPA. Seller has engaged the Environmental Consultant to act as Seller’s consultant throughout the Remediation process, including the development of an action plan for completion of the Remediation in accordance with the SRP, culminating in Seller’s receipt of the NFR Letter. Purchaser shall cooperate with all such efforts by Seller to conduct the Remediation and obtain the NFR Letter. Notwithstanding anything contained in this Agreement to the contrary, Seller’s failure to obtain the NFR Letter from the IEPA shall not constitute a default by Seller hereunder.

(b) Notwithstanding anything contained in this Agreement to the contrary, Seller shall have the right to extend the Closing Date as necessary for the purpose of obtaining the NFR Letter up to three (3) times for thirty (30) calendar days for each such extension, provided that Seller delivers written notice to Purchaser of its exercise of such extension option not less than ten (10) business days prior to the then applicable Closing Date. If Seller has not obtained the NFR Letter in accordance with this Section 3.5 by the original expiration of the Zoning Period, Purchaser shall not be obligated to pay the Extension Deposits contemplated under Section 2.4(a). If Seller determines it will be unable to obtain the NFR Letter from the IEPA at least ten (10) business days prior to the Closing Date (as the same may be extended), Seller shall provide notice of same to Purchaser within one (1) business day of making such determination. In such event, Purchaser may terminate this Agreement by delivering to Seller written notice of its election to terminate this Agreement under this Section 3.5(b) within three (3) business days following receipt of such notice from Seller. If this Agreement is so terminated in accordance with this Section 3.5(b): (i) the Earnest Money and all accrued interest thereon shall be promptly returned to Purchaser; (ii) Seller shall reimburse Purchaser for its actual out-of-pocket pursuit costs and predevelopment expenses incurred, including but in no way limited to its internal and third party costs and expenses for engineering, design, architectural, environmental, zoning, survey, title, legal, brokerage, consulting, accounting, financing, and other work related to the Property or the Project, in an amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00); and (iii) neither party shall have any further liability or obligation to the other except for those liabilities and obligations that expressly survive the termination of this Agreement.

15

ARTICLE IV

THE CLOSING

4.1 The Closing Date. Subject to Seller’s right to extend the Closing as provided in Section 3.5(b), the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Title Company through escrow by means of a so-called “New York style closing” (i.e., a Closing which consists of the concurrent delivery of the documents of title, transfer of interests, delivery of an ALTA Form B 2006 owner’s title policy or “marked-up” title commitment as described herein and the payment of the Purchase Price) on the date which is thirty (30) days after expiration or waiver of the Zoning Period (as the same may be extended), or at such earlier or later date as Purchaser and Seller may mutually agree to in writing, but in no event earlier than October 31, 2020 or later than March 31, 2021 (the “Closing Date”).

4.2 Seller’s Obligations at the Closing. On or prior to the Closing Date (or by such earlier date as specifically stated herein), Seller shall deliver or cause to be delivered to Purchaser and the Title Company the following items:

(a)	Special Warranty Deed (the “Deed”), in the form attached hereto as Exhibit B, executed by Seller, conveying to Purchaser good and indefeasible fee simple title to the Land and Improvements, subject only to the Permitted Exceptions;

(b)	Bill of Sale and Assignment (the “Bill of Sale”), in the form attached hereto as Exhibit C, executed by Seller, assigning to Purchaser the Intangible Property and the Service Contracts;

(c)	Affidavit of Non-Foreign Status (the “FIRPTA Affidavit”), in the form attached hereto as Exhibit D, executed by Seller;

(d)	Originals of all items referred to in Section 2.2, to the extent in the possession or reasonable control of Seller;

(e)	All keys and electronic pass cards or devices to all entrance doors to, and equipment and utility rooms and vault boxes located in, the Property;

(f)	Such evidence of the authority of Seller to consummate the Closing as the Title Company may reasonably require;

(g)	Evidence reasonably satisfactory to Purchaser that all management and marketing agreements with respect to the Property have been terminated on or prior to the Closing Date, and evidence reasonably satisfactory to Purchaser that all Service Contracts that Purchaser has elected to terminate (or is deemed to have elected to terminate) pursuant to Section 2.3 have been terminated on or prior to the Closing Date;

16

(h)	Certificate, dated as of the Closing Date and duly executed on behalf of Seller, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date;

(i)	Sales/Withholding Releases of all of Purchaser’s obligations to withhold a portion of the Purchase Price at Closing under applicable State of Illinois, Cook County, and City of Chicago bulk sales or tax statutes, including 902(d) of the Illinois Revenue Code and similar laws of Cook County and the City of Chicago, or if not obtained by Closing, an indemnity from Seller for any such amounts claimed due by the State of Illinois, Cook County, or the City of Chicago;

(j)	City of Chicago Water / Sewer Full Payment Certificate;

(k)	A closing statement, executed by Seller, in a form mutually acceptable to Seller and Purchaser; and

(l)	Such other documents as the Title Company or Purchaser may reasonably request.

4.3 Purchaser’s Obligations at the Closing. On or prior to the Closing Date, Purchaser shall deliver or cause to be delivered to the Title Company the following items:

(a)	The Purchase Price, subject to the prorations set forth herein, in cash or immediately available wire transferred funds;

(b)	Executed counterparts of the instruments described in Section 4.2(c) above;

(c)	Certificate, dated as of the Closing Date and duly executed on behalf of Purchaser, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Date;

(d)	A closing statement, executed by Purchaser, in a form mutually acceptable to Seller and Purchaser; and

(e)	Such other documents as the Title Company or Seller may reasonably request.

4.4 Closing Costs. Seller shall pay: (A) the cost of the owner’s policy premium charged by the Title Insurer (including extended coverage and any endorsements required to insure over title defects that Seller has agreed to cure); (B) all costs associated with the recording of any releases which are required to be recorded by Seller pursuant to this Agreement; and (C) one-half (1/2) of all escrow or closing agent charges. Purchaser shall pay: (V) all costs associated with the recording of the Deed; (W) the cost of any lender title insurance policies and the cost of all Purchaser Endorsements (as hereinafter defined) and all affirmative endorsements for Purchaser’s lender’s policy; (X) the cost of the preparation of the Survey; (Y) one-half (1/2) of all Escrow or closing agent charges; and (Z) all costs associated with the recording of any encumbrances Purchaser places on the Property at the Closing. The cost of any state, county and/or municipal transfer tax shall be paid by the party designated as responsible in the applicable ordinance or statute. Each party shall be responsible for compensating their respective counsel and/or advisors. The obligations of the parties to pay the foregoing costs and expenses shall survive the termination of this Agreement.

17

4.5 Prorations. The following items of revenue and expense shall be adjusted and apportioned as of the Closing Date, with Purchaser being treated as the owner of the Property on the Closing Date:

(a)	Seller shall pay any taxes and assessments affecting the Property (including, without limitation, real estate taxes) which are due and payable on or prior to the Closing Date. Taxes and assessments affecting the Property (including, without limitation, real estate taxes) which are not then due and payable shall be prorated as of the Closing Date based upon 105% of the most recent ascertainable assessed valuation, tax rate, and state equalizer relating to the Property. Within thirty (30) days after the actual real estate taxes for the year in which the Closing occurs are determined, Seller and Purchaser shall adjust the proration of such taxes and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

(b)	All costs and expenses of operating the Property and all amounts paid or payable under the Service Contracts shall be prorated as of the Closing Date. If invoices for the foregoing charges or expenses are unavailable on the Closing Date, Seller and Purchaser agree to rely on the best information available.

(c)	Water charges, fuel charges and other utility charges (including, without limitation, telephone, gas and electricity) shall not be prorated between Seller and Purchaser. Seller shall terminate its account (but not the service itself) with the providers of all of such utility services as of the Closing Date and Purchaser shall, as of the Closing Date, make application to the providers of such services for the continuation of such services in the name of Purchaser or its designee. The meters will be read on or about the Closing Date and the Seller shall be responsible for paying the bills for such services accruing prior to the Closing Date and the Purchaser shall be responsible for the payment of all such accounts accruing on or after the Closing Date. If final readings are not possible by Closing, then gas, water, electricity and any other applicable utility charges will be prorated based on the most recent period for which costs are available or as otherwise agreed by the parties. Purchaser shall credit to the account of Seller at the Closing all refundable cash or other deposits posted with utility companies serving the Property to the extent and amount of any deposit which is not subject to offset for arrearage and which is assigned or transferred to Purchaser, or, at Seller’s or Purchaser’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.

(d)	Except as specifically set forth in this Section 4.5, all prorations shall be final as of the Closing Date and not subject to further adjustment.

18

4.6 Purchaser Closing Conditions. Notwithstanding anything to the contrary in this Agreement or otherwise, Purchaser’s obligation to consummate the transactions contemplated by this Agreement shall be subject to satisfaction of each of the following conditions (collectively, the “Purchaser Closing Conditions”); provided, however, that Purchaser shall have the unilateral right to waive any of the Purchaser Closing Conditions, in whole or in part, by written notice to Seller:

(a)	The representations and warranties of Seller set forth in this Agreement shall be, in all material respects, true and complete.

(b)	Seller shall have performed all of the material obligations required to be performed by Seller under this Agreement, in all material respects, including Seller’s obligation to vacate the Property set forth in Section 3.4(a), and Seller’s obligations set forth above in Section 4.2.

(c)	Seller shall have delivered the final, executed NFR Letter from the IEPA to Purchaser in accordance with the applicable terms and conditions of this Agreement.

Notwithstanding anything to the contrary in this Agreement, if any of the Purchaser Closing Conditions is not satisfied as of the Closing Date, then Purchaser may waive such condition(s) or shall notify Seller in writing of such failed Purchaser Closing Condition(s), and, except as to subsection (c) above, if Seller satisfies such failed Purchaser Closing Condition(s) within thirty (30) day period after its receipt of such notice, the Closing shall occur at the end of such thirty (30) day period, or such earlier date as mutually agreed to by the parties in writing. Unless waived by Purchaser, if such failed Purchaser Closing Condition(s) in this Section 4.6 is not satisfied by the end of such thirty (30) day period, Purchaser may elect to terminate this Agreement by notice in writing given to Seller within five (5) days after the expiration of said thirty (30) day period, in which case this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except (i) those that expressly survive a termination of this Agreement as provided herein, and (ii) Seller shall return and/or cause to be returned to Purchaser the Earnest Money.

For the avoidance of doubt, Purchaser’s obligations under this Agreement, including the payment of the Purchase Price at Closing, shall not be subject to any financing contingency of the ability of Purchaser to obtain any other debt or equity funds.

19

4.7 Seller Closing Conditions. Notwithstanding anything to the contrary in this Agreement or otherwise, Seller’s obligation to consummate the transactions contemplated by this Agreement shall be subject to satisfaction of each of the following conditions (collectively, the “Seller Closing Conditions”); provided, however, that Seller shall have the unilateral right to waive any of the Seller Closing Conditions, in whole or in part, by written notice to Purchaser:

(a)	Purchaser shall have tendered the Purchase Price to the Title Company pursuant to the provisions of this Agreement.

(b)	Purchaser shall have performed all of the material obligations required to be performed by Purchaser under this Agreement, in all material respects including the obligations set forth above in Article 4.3.

(c)	The representations and warranties of Purchaser set forth in this Agreement shall be, in all material respects, true and complete.

(d)	Seller shall have received the final, executed NFR Letter from the IEPA in accordance with the applicable terms and conditions of this Agreement.

Notwithstanding anything to the contrary in this Agreement, if any condition to the obligation of Seller to proceed is not satisfied as of the Closing Date, then Seller shall notify Purchaser in writing of such failed condition(s), and in such notice Seller may (i) adjourn and extend the Closing Date for up to thirty (30) days to fulfill, (ii) waive such condition(s), or (iii) terminate this Agreement. If during such extended period pursuant to subsection (i) in the foregoing sentence, Purchaser is unable to fulfill the condition, Seller shall notify Purchaser and upon the giving of such notice, shall waive such condition, or terminate this Agreement and this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except (i) those that expressly survive a termination of this Agreement as provided herein, and (ii) as liquidated damages as Seller’s sole and exclusive remedy.

4.8 Possession. Possession of the Property shall be delivered to Purchaser at Closing, with Seller having vacated the Property, free and clear of all liens and claims other than Permitted Exceptions and the rights of service providers under the Service Contracts. Seller shall have completed all necessary measures to sufficiently decommission an industrial food processing facility in satisfaction of the requirements of all applicable federal, state, and local laws pertaining thereto. Purchaser shall be entitled to inspect the Property prior to Closing, in accordance with the applicable terms of this Agreement, to confirm, to Purchaser’s reasonable satisfaction, that Seller has complied with its obligations under this Section 4.8.

20

ARTICLE V

CONDEMNATION PRIOR TO THE CLOSING

5.1 Condemnation. If, prior to the Closing Date, all or any portion of the Property is taken or threatened by, or made subject to, condemnation, eminent domain or other governmental acquisition proceedings, then Seller shall promptly notify Purchaser thereof. If such taking or condemnation (or threatened taking or condemnation) involves a material portion of the Property (as hereinafter defined) , then Purchaser, at its sole option, may elect either, by written notice to be delivered to Seller on or before the sooner of (i) the tenth (10th) business day after Purchaser’s receipt of such notice, or (ii) the Closing Date:

(a)	to terminate this Agreement, whereupon the Title Company shall immediately return the Earnest Money and all interest accrued thereon to Purchaser and, upon Purchaser’s receipt thereof, neither party hereto shall have any further rights against, or obligations to, the other under this Agreement (except for those rights or obligations set forth herein that expressly survive such termination); or

(b)	to agree to close and deduct from the Purchase Price an amount equal to any sum paid to Seller for such governmental acquisition, in which event Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any awards which may in the future be made on account of such governmental acquisition.

As used herein, a “material portion of the Property” means any part of the Property without which the value of the Property would be diminished by more than ten percent (10%) of the Purchase Price. If any taking or threatened taking does not involve a material portion of the Property, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser any award given to Seller (or the right to receive any such award) as a result of such condemnation proceedings.

ARTICLE VI

DEFAULTS

6.1 Default by Seller. In the event Seller shall default in the performance of its obligations under this Agreement, and such default is not cured within five (5) business days after receipt of written notice of said default from Purchaser (provided, however, that there shall be no notice and cure period applicable to Seller’s failure to close the transaction on the Closing Date as required by this Agreement), Purchaser may, as its sole and exclusive remedies, either (i) enforce specific performance of this Agreement against Seller with full payment of the Purchase Price, or (ii) terminate this Agreement by delivering written notice to Seller, in which event the Earnest Money and all interest accrued thereon shall be disbursed to Purchaser, and Seller shall reimburse Purchaser for its actual out-of-pocket pursuit costs and predevelopment expenses incurred, including but in no way limited to its internal and third party costs and expenses for engineering, design, architectural, environmental, zoning, survey, title, legal, brokerage, consulting, accounting, financing, and other work related to the Property or the Project, in an amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00). In no event shall Seller be liable for any actual, special, punitive, speculative or consequential damages if the Closing does not occur. This Section 6.1 shall survive the expiration or termination of this Agreement.

6.2 Default by Purchaser. In the event Purchaser shall default in the performance of its obligations under this Agreement, and such default is not cured within five (5) business days after receipt of written notice of said default from Seller (provided, however, that there shall be no notice and cure period applicable to Purchaser’s failure to close the transaction on the Closing Date as required by this Agreement), Seller may, as its sole and exclusive remedy, terminate this Agreement by delivering written notice to Purchaser, in which event the Earnest Money and all interest accrued thereon shall be disbursed to Seller as liquidated damages for Purchaser’s default under this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. Seller expressly waives its right to specific performance or damages against Purchaser. This Section 6.2 shall survive the expiration or termination of this Agreement.

21

ARTICLE VII

MISCELLANEOUS

7.1 Notices. Any notice to be given or to be served upon any party hereto in connection with this Agreement must be in writing, and may be delivered by electronic mail, by a reputable overnight courier, or by personal delivery. If given by personal delivery, the notice shall be deemed to have been given when delivered to and received by the party to whom it is addressed. If given by electronic mail, the notice shall be deemed to have been given on the date of delivery if sent prior to 5:00 P.M. CST, and if after, then on the next business day. If given by overnight courier, the notice shall be deemed to have been given on the next business day following deposit with the overnight courier. Such notices shall be given to the parties hereto at the following addresses or email addresses, as applicable:

If to Seller, to:	Bridgford Food Processing Corporation
1308 N. Patt Street
Anaheim, California 92801
Attention: William L. Bridgford
Email: billbridgfordjr@bridgford.com

with a copy to:	Bridgford, Gleason & Artinian
26 Corporate Plaza, Suite 250
Newport Beach, California 92660
Attn: Richard K. Bridgford
Email: richard.bridgford@bridgfordlaw.com

and to:	DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606
Attn: Richard Klawiter
Email: richard.klawiter@dlapiper.com

If to Purchaser, to:	CRG Acquisition, LLC
2199 Innerbelt Business Center Drive
St. Louis, MO 63114
Attention: Chris McKee
E-mail: mckeec@realcrg.com

With a copy to:	CRG Acquisition, LLC
2199 Innerbelt Business Center Drive
St. Louis, MO 63114
Attention: Caroline Saunders
E-mail: saundersc@realcrg.com

and to:	Thompson Coburn LLP
55 East Monroe Street, 37th Floor
Chicago, Illinois 60603
Attention: Gary L. Plotnick
E-mail: gplotnick@thompsoncoburn.com

22

Any party hereto may, at any time by giving written notice to the other party hereto, designate any other address, facsimile number, or email address in substitution of the foregoing to which such notice shall be given.

7.2 Brokerage Fees and Commissions. Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any brokers, finders or agents with respect to the transaction contemplated hereby, except for CBRE Group, Inc. (“Broker”), who will be paid by Seller upon the Closing of the transaction contemplated hereby and not otherwise, pursuant to a separate written agreement between Seller and Broker. Seller hereby agrees to indemnify, defend and hold harmless Purchaser, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees of any person claiming by or through Seller, including Broker. Purchaser hereby agrees to indemnify, defend and hold harmless Seller, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees of any person claiming by or through Purchaser. Purchaser hereby represents and warrants to Seller that Purchaser has not dealt with any broker or finder in respect to the transaction contemplated hereby other than the Broker. The obligations of Seller and Purchaser under this Section 7.2 shall survive the Closing and the termination of this Agreement.

7.3 Entire Agreement. This Agreement embodies and constitutes the entire understanding between the parties hereto with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into this Agreement.

7.4 Modification. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except as provided herein or by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

7.5 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of Illinois.

23

7.6 Jurisdiction and Waiver of Jury Trial. ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, OR ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING OUT OF THIS AGREEMENT OR RELATED HERETO OR THE SUBJECT MATTER HEREOF, WILL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS LOCATED IN COOK COUNTY, ILLINOIS. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE FEDERAL OR STATE COURTS LOCATED IN COOK COUNTY ILLINOIS. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER REGARDING ANY MATTERS ARISING OUT OF THIS AGREEMENT.

7.7 Headings. Descriptive headings are used in this Agreement for convenience only and shall not control, limit, amplify or otherwise modify or affect the meaning or construction of any provision of this Agreement.

7.8 Binding Effect. Subject to the provisions of Section 7.8, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7.9 Assignment. Purchaser may not assign this Agreement, in whole or in part, except with the prior written consent of Seller, which consent may be given or withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, provided that Purchaser notifies Seller in writing not later than five (5) business days prior to Closing, this Agreement may be assigned by Purchaser, without Seller’s consent, to an Affiliate or subsidiary of Purchaser or to a joint venture between an investor and Purchaser (or Purchaser’s Affiliate or subsidiary). Such assignment shall not release Purchaser from its obligations under this Agreement prior to Closing (or the earlier termination of this Agreement); provided, however, Purchaser shall be released as of the Closing Date upon consummation of the Closing in accordance with the applicable terms of this Agreement. The term “Affiliate” shall mean an entity or person owned or controlled, directly or indirectly, by Purchaser or under common ownership or control, directly or indirectly, with Purchaser.

7.10 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing. The actual receipt of the Purchase Price by Seller shall be deemed to be a full performance and discharge of every representation and warranty made by Purchaser herein and every agreement and obligation on the part of Purchaser to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

7.11 Time of Essence. Time is of the essence of this Agreement and of each covenant and agreement that is to be performed at a particular time or within a particular period of time. However, if the final date of any period which is set out in any provision of this Agreement or the Closing Date falls on a Saturday, Sunday or legal holiday under the laws of the United States or of the State of Illinois, then the time of such period or the Closing Date, as the case may be, shall be extended to the next date which is not a Saturday, Sunday or legal holiday.

24

7.12 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

7.13 Attorneys’ Fees. If either party defaults in its obligations hereunder, the defaulting party shall pay the reasonable attorneys’ fees incurred by the other party in order to enforce its rights hereunder.

7.14 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall, for all purposes, be deemed an original and all such counterparts shall together constitute one and the same agreement. Execution copies of this Agreement may be delivered by facsimile or email, and the parties hereto agree to accept and be bound by facsimile signatures or scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Agreement having the binding effect as an original signature on an original document. Neither party may raise the use of a facsimile machine or scanned document or the fact that any signature was transmitted through the use of a facsimile machine or email as a defense to the enforcement of this Agreement.

7.15 Public Disclosure Generally. Except as may be necessary in any action to enforce this Agreement, any release to the public of information with respect to the matters set forth in this Agreement will be made only in the form reasonably approved by Purchaser and Seller and their respective counsel, and shall not in any event be made until expiration of the Inspection Period. From and after the Effective Date, (i) Purchaser and Seller shall jointly prepare and issue all releases of information relating to the sale of the Property, including, without limitation, any public statement press releases, and any inquiries regarding the transaction contemplated hereby shall be responded to only after consultation with the other party hereto and (ii) Purchaser agrees not to use the name “Bridgford” or any derivatives thereof in any way with respect to the direct or indirect acquisition or ownership of the Property without Seller’s consent, which may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser shall be entitled after Closing, to issue a press release regarding the fact that it has acquired the Property from Seller and Purchaser’s plans for development thereof.; provided, however, Purchaser shall not disclose any economic terms of the transaction contemplated herein without first obtaining Seller’s prior written consent, which may be withheld in Seller’s sole discretion. The provisions of this Section 7.15 shall survive the Closing or earlier termination of this Agreement. Notwithstanding anything contained in this Section 7.15 to the contrary, following the Effective Date, Purchaser shall be permitted to make statements to and conduct interviews with the media and press concerning Purchaser’s plans for development at the Property, it being acknowledged and agreed by Seller and Purchaser that (a) Purchaser shall only discuss such plans for development at the Property and not any terms of this Agreement, including without limitation, the economic terms hereof , and (b) Purchaser shall otherwise not make any other public disclosures without strictly complying with the terms and conditions of this Section 7.15 and Section 7.22.

25

7.16 Seller Disclosure. Notwithstanding anything contained in Section 7.15 to the contrary, it is expressly understood and agreed that Seller, as an affiliate of a publically-traded company, shall have the right to make such public announcements of the transaction contemplated hereby (including therein, without limitation, reference to the Purchase Price, EBITDA, EBITDA multiple, net operating income and cap rate, as applicable), including in press releases and in filings with the Securities and Exchange Commission and other regulatory bodies (including filing a copy of the Agreement, schedules and exhibits), and in communications with its investors (including, but not limited to, such announcements to its investors subsequent to the Inspection Period indicating that the Purchaser under this Agreement has elected to close the transaction contemplated hereby, subject to the then remaining terms and conditions hereof), as Seller shall require.

7.17 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

7.18 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

7.19 Business Days. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Illinois for observance thereof.

7.20 Further Assurances. Each party shall, when requested by the other party hereto, cause to be executed, acknowledged and delivered such further instruments and documents as may be necessary and proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement; provided, however, that this Section 7.19 shall not be construed to increase the economic obligations or liabilities of either party hereto.

7.21 Construction. The parties acknowledge that each party and its counsel have received and approved this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

26

7.22 Confidentiality. Purchaser and its representatives shall hold in the strictest confidence all data and information obtained with respect to Seller, its business or the Property, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information regarding this Agreement and the Property on a “need to know” basis with certain parties reasonably aimed at furthering its efforts to develop the Property, including, but not limited to, governmental officials and entities (solely to the extent reasonably necessary in connection with Purchaser’s pursuit of the Approvals), actual or potential lenders, investors, partners, brokers, employees, consultants, accountants and attorneys, provided that such parties are informed of the confidential nature of such data and information. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Purchaser or its agents or representatives of this Section 7.21, Seller shall be entitled to an injunction restraining Purchaser or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 7.21 shall survive the Closing (with respect to the information relating to Seller or its business) or the earlier termination of this Agreement.

7.23 Section 1031 Exchange. Purchaser and Seller hereby acknowledge that Purchaser and/or Seller (the “Exchange Party”) may desire to effectuate a tax-deferred exchange (also known as a “1031” exchange (the “Exchange”)) in connection with the purchase and/or sale of all or a portion of the Property. Each party (the “Cooperating Party”) hereby agrees to cooperate with the Exchange Party in connection with the Exchange contemplated by the Exchange Party, provided that:

(a) All documents executed in connection with the Exchange (the “Exchange Documents”) shall recognize that Cooperating Party is acting solely as an accommodating party to such Exchange, shall have no liability with respect thereto, and is making no representation or warranty that the transactions qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code or any applicable state or local laws and shall have no liability whatsoever if any such transactions fail to so qualify. All Exchange Documents executed by Cooperating Party in connection with the Exchange shall be in form and substance reasonably acceptable to Cooperating Party.

(b) Such Exchange shall not result in Cooperating Party incurring any additional costs or liabilities (and Exchange Party shall pay all additional costs and expenses to the extent that such are incurred, including, without limitation, any additional costs or expenses incurred by Cooperating Party as a result of its participation in the Exchange) and shall not extend the Closing Date. Exchange Party shall indemnify, defend and hold Cooperating Party harmless from and against all claims, demands, liability, losses, damages, costs and expenses (including reasonable attorneys’ and accountants’ fees) suffered or incurred by Cooperating Party in connection with the Exchange.

(c) In no event shall Cooperating Party be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with the Exchange.

(d) In no event shall Exchange Party’s consummation of such Exchange constitute a condition precedent to Exchange Party’s obligations under this Agreement, and Exchange Party’s failure or inability to consummate such Exchange shall not be deemed to excuse or release Exchange Party from its obligations under this Agreement.

27

(e) Purchaser and Seller further agree that, in connection with the foregoing, and subject in all respects to the foregoing provisions, Cooperating Party shall consent to Exchange Party assigning all or a portion of its rights under this Agreement to an exchange intermediary solely for the purpose of consummating such Exchange. In no event shall any such assignment release Exchange Party of its obligations under this Agreement or any document executed pursuant to the terms hereof, including, without limitation, its indemnity obligations hereunder, or affect in any manner any of Exchange party’s representations, warranties or covenants set forth in this Agreement.

7.24 Limitation of Liability. No constituent partner or member in or agent of Seller or Purchaser, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Seller or Purchaser, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and each party to this Agreement and their successors and assigns shall look solely to the other party to this Agreement’s assets (which, for purposes of Seller, is limited to Seller’s right, title and interest in the Property) for the payment of any claim or for any performance, and each party, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. The provisions of this Section 7.23 shall survive Closing or any termination of this Agreement.

7.25 Illinois, Cook County, and City of Chicago Income Tax Withholding. Seller, at least fifteen (15) business days before the Closing Date, shall notify the Illinois Department of Revenue, Cook County Department of Revenue, and the City of Chicago Department of Revenue of the intended sale contemplated hereby and pursuant to Section 902(d) of the Illinois Income Tax Act, Section 5j of the Retailers’ Occupation Tax Act, and Section 3-4-140 of the Uniform Revenue Procedures Ordinance of the City of Chicago, and request the Illinois Department of Revenue, Cook County Department of Revenue, and the City of Chicago Department of Revenue (the “Revenue Departments”) to make a determination as to whether Seller owes any tax, penalty or interest due under the Illinois Income Tax Act, the Cook County Ordinance, or the City of Chicago Revenue Procedures Ordinance. Purchaser shall cooperate and provide its EIN and any other information reasonably necessary for Seller to order such bulk sale stop orders. The Title Company, as escrowee, shall withhold such portion of the Purchase Price as may be directed by the Revenue Departments, and shall continue to hold said amount until Purchaser receives from the Revenue Departments a certificate or other written verification showing that no unpaid tax, penalty or interest is due from Seller under the Illinois Income Tax Act, the Cook County Ordinance, or the City of Chicago Revenue Procedure Ordinance in which event the Title Company shall pay the amount withheld to Seller or, if earlier, if Purchaser receives a final determination from the Revenue Departments as to the actual amount of all taxes, penalties and interest then due, such amounts shall be paid to the applicable Revenue Departments with any balance paid to Seller.

[SIGNATURE PAGE FOLLOWS]

28

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement to be effective as of the Effective Date.

SELLER:

BRIDGFORD FOOD PROCESSING CORPORATION, a California corporation

By:
Name:
Title:

PURCHASER:

CRG ACQUISITION, LLC, a Missouri limited liability company

By:
Name:
Title:

Schedule 1.2(a)

LIST OF ITEMS OF PERSONAL PROPERTY TO REMAIN AT PROPERTY

Schedule 2.2(a)

DUE DILIGENCE DELIVERIES

1.	Phase 1 & 2 Environmental Site Assessments by Stantec;
2.	Remediation action plan;
3.	Submittal documents for the Property to the Illinois Environmental Protection Agency Voluntary Site Remediation Program;
4.	Detailed plan for and status of Bridgford vacating the Property and decommissioning operations;
5.	Current Survey;
6.	Current ALTA Owner’s Policy of Title Insurance;
7.	Traffic study from previous entitlement work;
8.	Real property tax bills for the previous three (3) years; and
9.	Service, management, and operations contracts related to the Property.

Exhibit A

Legal Description of Land

Exhibit B

FORM OF SPECIAL WARRANTY DEED

This Instrument Prepared By

and After Recording Return To:

SPECIAL WARRANTY DEED

This Deed, made this ____ day of ______________, 2020, between ______________________, a ___________________ (“Grantor”), and _______________________________, a ______________________________ (“Grantee”), WITNESSETH, that Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration in hand paid, by Grantee, the receipt of which is hereby acknowledged, by these presents does REMISE, RELEASE, ALIENATE AND CONVEY unto the Grantee, FOREVER, all the following described real estate, situated in the County of ______ and State of Illinois, known and described as follows, to wit (the “Premises”):

See Schedule 1 attached hereto and made a part hereof.

TO HAVE AND TO HOLD the said Premises as described above unto the Grantee, forever.

And Grantor, for itself and its successors, does covenant, promise and agree to and with Grantee and its successors that it has not done or suffered to be done, anything whereby the said Premises hereby granted are, or may be, in any manner encumbered or charged, except as herein recited; and that it WILL WARRANT AND DEFEND, said premises against all persons lawfully claiming, or to claim the same, by, through or under Grantor, subject only to those matters listed on Schedule 2 attached hereto and made a part hereof, but not otherwise, it being acknowledged that Grantor makes no other warranty or covenant in this special warranty deed other than such special warranty of title to the Premises conveyed hereby.

IN WITNESS WHEREOF, Grantor executed this Deed the day and year first above written.

GRANTOR:

Send Subsequent Tax Bills to:

STATE OF ILLINOIS	)
)
COUNTY OF __________	)

This instrument was acknowledged before me on the ________ day of _____________, 2014, by _____________________, ___________________________ of _____________________, a ____________________, on behalf of said company.

_____________________________________________ Notary Public in and for the State of ____________________________________ Printed Name: __________________________________
My commission expires: _________________________

Exhibit C

FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (this “Assignment”) is made this ____ day of __________, 2020, (the “Effective Date”) from _________________________, an ______________ (“Assignor”), to ___________, a _________________ (“Assignee”).

RECITALS:

WHEREAS, concurrently with the execution and delivery of this Assignment, Assignor is conveying to Assignee, by Special Warranty Deed (the “Deed”) that certain tract of land more particularly described on Exhibit A attached hereto (the “Land”), together with all of the improvements located thereon (the “Improvements”).

WHEREAS, in connection with the transfer of the Land and Improvements, Assignor desires to assign, transfer and convey to Assignee, and Assignee desires to assume, the Assigned Property (as hereafter defined), subject to the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the above premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Subject to the terms and conditions set forth herein, Assignor does hereby sell, convey, assign and transfer to Assignee, and Assignee does hereby purchase and assume from Assignor, all of Assignor’s right, title and interest in and to all of the following described property (collectively, the “Assigned Property”):

(a)	All of Seller’s rights relating to the ownership of or use and operation of the Land, and all governmental licenses and permits, including without limitation certificates of occupancy associated with the Land (collectively, the “Intangible Property”); and

(b)	All of Assignor’s right, title and interest in and to all of the service contracts listed on Exhibit B attached hereto (collectively, the “Service Contracts”).

2. Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the state in which the Assigned Property is located, without reference to the conflicts of laws or choice of law provisions thereof.

3. Binding Effect. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

4. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment to be effective as of the Effective Date.

ASSIGNOR:

,

By:
Name:
Title:

ASSIGNEE:

,

By:
Name:
Title:

Exhibit d

FORM OF FIRPTA AFFIDAVIT

FIRPTA AFFIDAVIT

STATE OF ___________	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF __________	§

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform ______________________(“Transferee”), that withholding of tax is not required upon the disposition of a U.S. real property interest by ______________________________ (“Transferor”), the undersigned hereby certifies as follows:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor’s U.S. employer identification number is: __________________________;

3. Transferor’s office address is c/o __________________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned, in the capacity set forth below, hereby declares that he has examined this certification and to his knowledge and belief it is true, correct, and complete, and the undersigned further declares that he has authority to sign this document in such capacity.

[SIGNATURE PAGE FOLLOWS]

EXECUTED effective as of the ______day of_____________, 2020.

,

By:
Name:
Title:

SWORN TO AND SUBSCRIBED BEFORE ME this___ day of ______________, 2020.

Notary Public in and for the State of ________________

Printed or Typed Name of Notary

My Commission Expires:_________________________